Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	Daniel Greenberg
Berkman Associates	Chairman & CEO
(310) 826-5051	Electro Rent Corporation
info@BerkmanAssociates.com	(818) 786-2525
Electro Rent Corporation Reports
Fiscal 2007 First Quarter Results
     VAN NUYS, CALIFORNIA, October 6, 2006 — Electro Rent Corporation (NASDAQ:ELRC) today announced financial results for the first quarter of fiscal 2007.
     “Solid progress in our core test and measurement (T&M) equipment rental and lease business and in our various growth initiatives helped drive a 20% increase in rental and lease revenue and a 13% increase in total revenue for the first quarter compared to the first quarter of last year,” said Chairman and Chief Executive Officer Daniel Greenberg.
     “Profitability, however, did not live up to our expectations. Costs were higher and revenue lower at Rush Computer Rentals than we had anticipated for the period, as we grappled with integrating two different cultures and learning the trade show business. Also during the summer we navigated unfamiliar equipment rental patterns and other inevitable bumps in the road that come with gaining experience in our new operations in China and Europe, even as we continued to invest the resources required to establish the proper foundation for our new global T&M business and our growing domestic operations. We expect more moderate growth in SG&A for the balance of the fiscal year.
     “The strength of our T&M business as we move into the second fiscal quarter is an encouraging sign that we are on the right road for the future. We recently took another important step to expand this business with the signing of distribution agreements with three leading manufacturers for a range of basic equipment to be sold through our new Distribution Products Group. New product distribution complements our T&M equipment rental, lease and used product sales businesses, and makes Electro Rent a more comprehensive supplier than ever before.
     “We are increasingly confident that the global operating platform we are building will permit us to more effectively lever our operating and logistical capabilities and support our growth for the long term,” Greenberg said.
First Quarter Results
     For the three months ended August 31, 2006, total revenues increased 13% to $30.0 million compared to $26.6 million for the first quarter of fiscal 2006.
     Rental and lease revenue increased 20% to $25.4 million compared to $21.2 million last year, reflecting continued strong demand and improved rental rates for T&M equipment in the Company’s aerospace, telecommunications and wireless communications markets, the contributions of Electro Rent’s operations in China and Europe, and the acquisition of Rush Computer Rentals, Inc. in January 2006.
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Electro Rent Corporation Reports Fiscal 2007 First Quarter Results
October 6, 2006
Page Two
     Revenue from equipment sales and other revenues decreased 15% compared to the first quarter of fiscal 2006, to $4.6 million from $5.4 million, as improved conditions in the Company’s rental business have reduced the incentive to sell equipment from its rental pool.
     Operating expenses increased 21% to $23.1 million from $19.1 million for the first quarter of fiscal 2006. In addition to higher depreciation expense for this year’s first quarter compared to prior year stemming from increased purchases of new equipment during the past few quarters, this increase reflected higher SG&A expenses associated with the acquisition of Rush Computer Rentals and investments to support the growth of Electro Rent’s operations in China and Europe.
     Net income for the first quarter of fiscal 2007 was $4.8 million, or $0.18 per diluted share. This compares to net income for the first quarter of fiscal 2006 of $5.0 million, or $0.19 per diluted share.
     Equipment purchases increased to $18.8 million for this year’s first quarter compared to $17.4 million for the first quarter of fiscal 2006. The book value of Electro Rent’s equipment pool rose to $147 million at August 31, 2006 from $140.1 million at May 31, 2006.
     Cash, cash equivalents and marketable securities were $81.6 million at August 31, 2006 compared to $81.5 million at fiscal 2006 year end. Electro Rent has no debt. Shareholders’ equity increased to $227 million at August 31, 2006 from $221.8 million at May 31, 2006.
About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the largest nationwide organizations devoted to the short-term rental and leasing of personal computers, servers and general purpose electronic test equipment.
“Safe Harbor” Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.
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Electro Rent Corporation
Condensed Consolidated Statements of Income
(Unaudited) (000 omitted except per share data)

	Three Months Ended
	August 31,
	2006	2005
Revenues:
Rentals and leases	$25,448	$21,156
Sales of equipment and other revenues	4,576	5,394

Total revenues	30,024	26,550

Operating expenses:
Depreciation of rental and lease equipment	9,882	8,452
Costs of revenues other than depreciation	2,616	2,663
Selling, general & administrative expenses	10,578	7,944

Total operating expenses	23,076	19,059

Operating profit	6,948	7,491

Interest and investment income, net	939	559

Income before income taxes	7,887	8,050

Income taxes	3,128	3,065

Net income	$4,759	$4,985

Earnings per share
Basic	$0.19	$0.20

Diluted	$0.18	$0.19

Shares used in per share calculation
Basic	25,550	25,119

Diluted	25,944	25,571

Electro Rent Corporation
Condensed Consolidated Balance Sheets
(unaudited) (000 omitted)

	Aug. 31,	May 31,
	2006	2006
Assets

Cash and cash equivalents	$58,580	$58,748
Marketable securities	23,050	22,750
Accounts receivable, net	14,475	14,001
Rental and lease equipment, net	146,980	140,108
Other property, net	15,362	15,528
Goodwill	2,028	2,083
Intangibles, net	2,023	2,127
Other	3,910	4,337

Total assets	$266,408	$259,682

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable	$11,378	$11,344
Accrued expenses	9,507	8,595
Deferred revenue	3,212	3,303
Deferred tax liability	15,381	14,599

Total liabilities	39,478	37,841

Shareholders’ equity
Common stock	26,681	26,351
Retained earnings	200,249	195,490

Total shareholders’ equity	226,930	221,841

Total liabilities & shareholders’ equity	$266,408	$259,682